EXHIBIT J

               Consent of Independent Certified Public Accountants
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We have  issued  our report  dated July 11,  2003,  accompanying  the  financial statements and selected per share data and ratios of Armstrong Associates, Inc. We consent to the use of the aforementioned report and to the use of our name as it appears in the Prospectus under the caption "Financial Information" and in the Statement of Additional Information under the caption "Other Information - Independent Auditors".


GRANT THORNTON L.L.P.

Dallas, Texas
August 26, 2003